EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-37304, 333-74940, 333-114979, 333-123948 and 333-137869 of The Management Network Group, Inc. on Form S-8 of our report dated October 19, 2007 related to the financial statements of RVA Consulting, LLC (which report expresses an unqualified opinion and includes an explanatory paragraph relating to significant related-party transactions and balances) as of and for the year ended December 31, 2006, appearing in this Current Report on Form 8-K/A.

/s/ Deloitte & Touche, LLP
Kansas City, Missouri
October 19, 2007